                                                                   EXHIBIT 12.2

         CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                                                                   Historical
                                                 ----------------------------------------------------------------------------------
                                                       Three months
                                                         Ended                                                    January 10, 1994
                                                        March 31,                 Year ended December 31,           (Inception)
                                                 ---------------------     ----------------------------------         Through
                                                   1998         1997         1997         1996         1995       December 31, 1994
                                                 --------     --------     --------     --------     --------     -----------------
Earnings (1)                                     $ 18,571     $  6,063     $ 67,535     $ 15,696     $ 14,988     $           7,702

Fixed charges:
     Interest expense                              15,441        9,452       51,385       24,802       13,322                 1,576
     Capitalized interest                             330          231        1,300          821          113                    29
     Preferred stock dividends                      3,681           --        2,315           --        5,169                 3,114
                                                 --------     --------     --------     --------     --------     -----------------

        Total fixed charges (A)                    19,452        9,683       55,000       25,623       18,604                 4,719
                                                 --------     --------     --------     --------     --------     -----------------

        Earnings before fixed charges (2)(B)     $ 34,012     $ 15,515     $118,920     $ 40,498     $ 28,310     $           9,278
                                                 ========     ========     ========     ========     ========     =================

Ratio of earnings to fixed
     charges (B divided by A)                     1.7:1.0      1.6:1.0      2.2:1.0      1.6:1.0      1.5:1.0               2.0:1.0
                                                 ========     ========     ========     ========     ========     =================

                                                                      Pro Forma
                                                    -----------------------------------------------
                                                     Three months ended             Year ended
                                                       March 31, 1998           December 31, 1997
                                                    ---------------------     ---------------------
                                                    Pre-Merger    Merger       Pre-Merger   Merger
                                                    ---------------------     ---------------------
Earnings (1)                                        $ 21,557     $ 17,600     $ 83,922     $ 95,161

Fixed charges:
     Interest expense                                 22,662       30,262       92,557      115,604
     Capitalized interest                                330          330        1,300        1,300
     Preferred stock dividends                         4,914        4,914       19,932       19,932
                                                    --------     --------     --------     --------

        Total fixed charges (A)                       27,906       35,506      113,789      136,836
                                                    --------     --------     --------     --------

        Earnings before fixed charges (2)(B)        $ 44,219     $ 47,862     $176,479     $210,765
                                                    ========     ========     ========     ========

Ratio of earnings to fixed
     charges (B divided by A)                        1.6:1.0      1.3:1.0      1.6:1.0      1.5:1.0
                                                    ========     ========      =======      =======


AIMCO PREDECESSORS

                                                                        Historical
                                                             ----------------------------------
                                                             January 1, 1994      Year ended
                                                                 Through          December 31,
                                                              July 28, 1994          1993
                                                             ---------------     --------------

Income (loss) before extraordinary item and income taxes     $       (1,463)     $          627

Fixed charges:
     Interest expense                                                 4,214               3,510
     Capitalized interest                                                --                  --
     Preferred stock dividends (3)                                       --                  --
                                                             --------------      --------------

        Total fixed charges (A)                                       4,214               3,510
                                                             --------------      --------------

        Earnings before fixed charges (2) (B)                $        2,751      $        4,137
                                                             ==============      ==============

Ratio of earnings to fixed charges (B divided by A)                      (4)            1.2:1.0
                                                             ==============      ==============

(1) Earnings represents pretax income before Minority Interest in Operating Partnership and minority interest in other partnerships. Equity in earnings of unconsolidated subsidiaries and partnerships is included in earnings only to the extent of dividends and distributions received.

(2)  Earnings before fixed charges exclude capitalized interest.

(3) The AIMCO Predecessors did not have any shares of Preferred Stock outstanding during the period from January 1, 1993 through July 28, 1994.

(4) Earnings for the period January 1, 1994 through July 28, 1994 were inadequate to cover fixed charges. The deficiency for the period was $1,463.